HAYS & COMPANY
                               477 Madison Avenue
                            New York, New York 10022


                          INDEPENDENT AUDITOR'S CONSENT


     We consent to the incorporation by reference in this Registration Statement of Computer Concepts Corp. on Form S-8 (being filed herewith) of our report dated October 23, 1997 (except for Note 12 which is dated November 26, 1997), which report includes an explanatory paragraph as to an uncertainty with respect to the Company's ability to continue as a going concern, appearing in the Registration Statement on Form S-1/A filed on December 19, 1997. We hereby consent to the incorporation by reference of said report in the Registration Statements of Computer Concepts Corp. on Forms S-8 (File No. 33-88280, effective December 30, 1994, File No. 33-94058, effective June 28, 1995 and File No. 333-4070, effective April 25, 1996).